EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), dated as of June 15, 1996, is entered into between KOS PHARMACEUTICALS, INC., a Florida corporation (the "Company"), and David J. Bova (the "Executive").

                                    RECITALS

         1. The Company desires to employ the Executive in the capacities described herein; and

         2. A principal inducement of the Company entering into this Agreement is the employment of Executive by reason of his unique qualifications, knowledge, skill and ability in managing product development, clinical testing and regulatory affairs, and a principal inducement for Executive entering into this Agreement is the opportunity to further enhance such skills by working for the Company in such capacity in accordance with the terms of this Agreement; and

         3. The Executive and the Company previously entered into an Employment Agreement, dated December 18, 1992 ("1992 Agreement"), which they each now desire to amend in certain respects. Such amendments are incorporated into this Agreement, which supersedes and replaces in its entirety the 1992 Agreement. Upon the execution of this Agreement by the Executive and the Company, the 1992 Agreement shall be deemed terminated and of no further force and effect.

                                    AGREEMENT

         For and in consideration of the foregoing and of the mutual covenants of the parties herein contained and hereinafter set forth, the parties agree-as follows:

1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The term of this Agreement shall commence as of the date hereof and shall terminate at the close of business on December 31, 1997, subject to earlier termination in accordance with Section 9 hereof and the other terms, provisions, and conditions set forth herein. Notwithstanding the foregoing, the Company, upon delivery of written notice to the Executive by September 30, 1997, shall have the option to extend this Agreement for up to twenty-four additional months.



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3.       DUTIES AND TITLE.

                  (a) DUTIES. Executive shall devote his full business time and efforts to, and shall have project management responsibility for, (i) the Company's product development efforts including, as required or appropriate, formulation development, manufacturing scale-up, pharmacology and clinical testing, and regulatory matters relating to such projects; (ii) feasibility investigation of potential new products or projects as requested by the Chief Executive Officer or the Chief Operating Officer of the Company (collectively referred to herein as "Management"), and (iii) such other duties as are ordinarily attended to by individuals employed in the capacities described herein, as requested by Management.

                  (b) TITLE. Executive shall have the title of Senior Vice President, Product Development. Executive's title, however, may be modified in the future as required by organizational needs in the discretion of Management, except that at no time shall the Executive's title be less than that of Vice President of Product Development, nor shall Executive's duties be less than those indicated in Section 3(a) above.

4.       COMPENSATION.

                  (a) BASE COMPENSATION. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of not less than $195,000 per year in equal, monthly installments commencing as of July, 1996, through the term of this Agreement ("Base Compensation"). The Base Compensation specified in this Section 4(a) may be increased at any time during the term of this Agreement in the discretion of Management and will be reviewed no less frequently than during the first quarter of each calendar year beginning in 1997. No increase in the Base Compensation pursuant to this Section 4 (a) shall at any time operate as a cancellation of this Agreement; any such increase shall operate merely as an amendment hereof, without any further action by Executive or the Company. If any such increase or increases shall be so authorized, all of the terms, provisions and conditions of this Agreement shall remain in effect as herein provided, except that the Base Compensation set forth in this Section 4(a) shall be deemed amended to set forth the higher amount of such Base Compensation to Executive.

                  (b) SUPPLEMENTAL COMPENSATION. During the term of this Agreement and for up to December 31, 2003, the Company shall pay Executive supplemental compensation ("Royalties") equal to 1% of Net Sales (as hereinafter defined) of the Company of Niaspan(R) and Nicostatin(R), or products


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                           currently planned under the names Niaspan(R) and
                           Nicostatin(R), approved by the U.S. Food and Drug Administration (the "FDA") pursuant to new drug applications. The aggregate maximum amount of Royalties payable pursuant to this Agreement shall be subject to a cap of $4,000,000. The Company's obligation to pay Royalties shall immediately cease upon the occurrence of either of the following prior to the expiration of the term of this Agreement pursuant to Section 2 hereof: (i) the Company's termination of the Executive for "Cause" (as such term is used in Section 7 hereof), or (ii) the Executive's voluntary resignation. If the Executive's employment with the Company terminates for any reason other than the reasons designated in the preceding sentence, the amount of the Royalties payable by the Company shall continue at 1% of Net Sales through the expiration of the term of this Agreement pursuant to
                           Section 2 hereof and thereafter be reduced to 0.5% of Net Sales. "Net Sales" shall mean the gross sales, royalties or fees actually received or accrued by the Company, less returns and allowances granted, packing, insurance, invoiced transportation charges, sales, use and other similar taxes and excise duties imposed on the transaction, and value added taxes, customs duties and other imposts not ultimately recovered by the Company. Royalties (up to the maximum aggregate amount of $4,000,000 in Royalty payments) shall be paid annually within 30 days following the audited financial results of the year during which such Royalties were earned, but in no event later than June 30 of such year. The payment of Royalties hereunder shall not be deemed to impart to the Executive any ownership or other rights of any nature relating to any product of the Company.

                  (c) STOCK OPTION GRANT. The Company has granted a stock option to the Executive in the form of Exhibit A hereto.

5.       FRINGE BENEFITS.

                  (a) VACATION. During the term of this Agreement, Executive shall be entitled to four weeks paid vacation per year. In any calendar year, Executive shall be entitled to carry over from the previous year (and only from the previous year) up to two weeks of unused vacation from that prior year.

                  (b) OTHER. Executive shall be eligible for other fringe benefits pursuant to any insurance, pension or other employee fringe benefit plan approved by the Board of Directors that now or hereafter may be made available to employees of the Company and for which Executive will qualify according to his eligibility under the provisions thereof; provided, however, that such eligibility specifically does not apply to matters relating to Executive's


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                           vacation, disability benefits and compensation, which
                           matters shall be governed exclusively by the terms hereof.

6. EXPENSES. During the period of his employment, Executive shall be reimbursed for his business-related expenses incurred on behalf of the Company in accordance with the travel and entertainment expense policy of the Company as adopted by the Board of Directors from time to time and in effect at the time the expense was incurred, but not less than first-class for domestic air travel and business-class for international air travel unless the financial conditions of the Company deteriorate significantly following the date of this Agreement. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by the Company hereunder as the Company shall require and in such detail as the Company may reasonably request.

7. TERMINATION. The term of this Agreement may be terminated prior to expiration of the term provided in Section 2 hereof in accordance with the following paragraphs:

                  (a) MUTUAL. This Agreement may be terminated upon the mutual written agreement (which may include, if so agreed to by the Board of Directors and Executive, severance payments and/or benefits) of the Company and Executive.

                  (b) DEATH. In the event of the death of Executive, this Agreement shall automatically terminate.

                  (c) DISABILITY. If, during the effective period of this Agreement, Executive shall become disabled and unable to perform his duties on a full-time basis as required herein ("Disability"), and (i) for a consecutive period of one hundred eighty (180) days (the "Disability Period", the first day of which is referred to herein as the "Disability Date") Executive is unable to perform his duties on a full-time basis, or (ii) in the opinion a qualified physician fully informed of the circumstances, there is no prospect of Executive being able to perform his duties on a full-time basis for the remainder of the Disability Period, then the Company may, upon thirty
                           (30) days' written notice to Executive, terminate this Agreement.

                  (d) CAUSE. This Agreement may be terminated by the Company, with or without Cause as herein defined; any such termination to become effective immediately upon delivery of notice to Executive. For purposes of this Agreement, the term "Cause" shall mean the termination of the Executive by the Board of Directors of the Company as a result of the existence or occurrence of one or more of the following conditions or events:

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                           (i)         Any material intentional breach of the
                                       terms of this Agreement by Executive;

                           (ii) Substantial and continuing neglect or inattention by Executive of or to the duties described in Section 3 hereof.

                           (iii) Fraud or other willful misconduct or gross negligence of Executive in connection with the performance of such duties.

                           (iv) The refusal of Executive to perform any of the duties to perform any of the duties described in Section 3 hereof, or elsewhere in the Agreement; and

                           (v) Conviction of Executive for any felony or for any crime involving moral turpitude or violation of the securities laws.

                  (e) CHANGE OF CONTROL. In the event of a "Change in Control" (as defined in this Section 7(e)), Executive may elect, at any time after the 180-day period immediately following such Change in Control but prior to the first anniversary of such change in Control, to deliver 60 days' written notice to the Company of his termination of employment hereunder. Termination of this Agreement pursuant to the provisions of the preceding sentence shall be deemed a termination without Cause for purposes of Section 9 hereof. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when:

                           (i) if (a) any person (or group of persons acting in concert) not affiliated with the shareholders of the Company as of the date of execution hereof acquires direct or indirect ownership of 50% or more of the combine voting power of the then outstanding voting securities of the Company, or (b) during any period of two consecutive years, the individuals (or any successors to such individuals if nominated by any shareholder of the Company as of the date of execution hereof) who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, or (c) the shareholders of the Company approve any consolidation or merger of the Company in which the Company is not the surviving corporation, or approve any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, other than a merger or transfer in which no shareholder (or group of shareholders acting in concert) of the

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                                       successor corporation has a greater
                                       percentage interest in the successor
                                       corporation than the aggregate percentage interest in the successor corporation held by those individuals who were shareholders of the Company as of the date of execution of this Agreement;

                                       and

                           (ii) if Michael Jaharis is neither the Chairman of the Board or Chief Executive Officer of the Company or any successor to the rights and obligations of the Company under this Agreement.


8. DEATH AND DISABILITY. In the event of termination of this Agreement by reason of the Executive's death or disability, the Company shall provide the payments and benefits to Executive as indicated below:

                  (a) TERMINATION DUE TO DEATH. In the event of Executive's death, (i) any Royalty Payments otherwise payable to Executive by the Company pursuant to Section 4(b) shall be paid to Executive's estate; and (ii) certain stock options granted pursuant to Exhibit A hereto may become property of Executive's estate in accordance with Exhibit A.

                  (b) DISABILITY PAYMENTS. In the event of Executive's Disability (as defined in Section 7(c)), in addition to the payment of any Royalty Payments otherwise payable to Executive by the Company pursuant to
                           Section 4(b), Executive shall receive payments from the Company in the following amounts for the following periods; provided, however, that all such payments, except for any Royalty Payments payable pursuant to Section 4(b), shall terminate on December 31, 1997:

                           (i) For the six-month period immediately following the Disability Date, Executive shall receive 100% of the Base Compensation he would have otherwise received as an active employee;

                           (ii) For the six-month period immediately following termination of the period described in subsection (i) above, Executive shall receive 66-2/3% of the Base Compensation he would have otherwise received as an active employee; and

                           (iii) For the six-month period immediately following termination of the period described in subsection (Iii) above, Executive shall

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                                       receive 50% of the Base Compensation he
                                       would have otherwise received as an
                                       active employee.

         To the extent that the Company provides disability insurance to Executive, any payments received by Executive pursuant to such Company provided insurance shall be offset against, and thereby reduce, the Company's obligation under this Section 8(b). To the extent that, following Executive's termination for disability, he obtains employment elsewhere (as an employee, executive, consultant, contractor, etc.) and the Company's payments under this Section 8(b), when added to Executive's income from such other employment, exceeds the Base Compensation Executive was receiving at the time of his termination for Disability, Executive has the duty to so notify the Company and the Company may reduce its payments under this Section 8(b) by the amount of such excess.

9. SEVERANCE. In the event of termination of this Agreement for any reason other than Executive's death or disability, the Company shall provide the payments and benefits to Executive as indicated below:

                  (a) WITH CAUSE. If Executive is terminated for Cause (as defined in Section 7(d) of this Agreement), or if Executive voluntarily terminates his employment by the Company, Executive shall no longer be entitled to receive any payments, including, without limitation, base compensation, supplemental compensation (Royalties) or any then-unpaid portion of any signing bonus, after the date of such termination.

                  (b) WITHOUT CAUSE OR DUE TO CHANGE OF CONTROL. If terminated by the Company without Cause or by the Executive as a result of a Change of Control, (i) Executive shall receive the Base Compensation he was receiving at the time of termination until the earlier to occur of (x) the date twenty-four (24) months from the date of such termination and (y) December 31, 1997; (ii) certain stock options shall vest in accordance with the provisions of Exhibit A; and (iii) Executive shall receive any supplemental compensation (Royalties) otherwise payable to Executive by the Company pursuant to Section 4(b) hereof.

                  (c) OTHER EMPLOYMENT. If severance is paid to Executive pursuant to this Section 9, regardless of the reason for termination, and Executive obtains employment elsewhere (as an employee, manager, consultant, contractor, etc.) and the Company's severance payments, when added to Executive's income from such other employment, exceeds the Base Compensation Executive was receiving at the time of his termination, Executive has the duty to so notify the Company and the Company may reduce its severance payments by the amount of such excess.


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                  (d)      ENTIRE OBLIGATION. In the event of a termination
                           pursuant to Section 7(d), the severance payments described in this Section 9 shall constitute the entire obligation of the Company to Executive and full settlement of any claim under law or in equity that Executive might otherwise assert against the Company or its shareholders, directors, officers, employees or agents because of such termination.

                  (e) BENEFITS. All benefits not mandated by law to be continued will cease upon termination of this Agreement for any reason, except that where severance payments are continued and for so long as such payments are continued, the Company shall pay the same portion of the cost of Executive's then existing Company-provided medical insurance as the severance payments bear to Executive's Base Compensation at the time of termination, provided (i) Executive chooses to continue such coverage after termination including paying his portion (if any) of such costs and (ii) if Executive obtains employment elsewhere with at least comparable medical coverage, the Company's obligation to continue such payments ceases.

10. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and of corporations with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other corporations. During the term of this Agreement and for a period of five (5) years immediately following the date of termination of this Agreement (and for such period thereafter, if any, as Executive continues to receive Royalties pursuant to Section 4(b) hereof), Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, developments, product designs or specifications, manufacturing processes, "know-how," prices, suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Company, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company's business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon Executive's leaving the employ of the Company. Executive also agrees to execute such confidentiality agreements that the Board may adopt, and may modify from time to time, as a standard form to be executed by all employees of the Company, to the extent such standard forms are not materially more restrictive than the provisions of this Agreement.

11. INTELLECTUAL PROPERTY. Executive acknowledges and agrees that all discoveries, inventions, designs, improvements, formulas, formulations, ideas, devices, writings, publications, study protocols, study results, computer data or programs, or other


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         intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his employment with the Company or in any way related to the Company's business, whether during or after working hours, or with the use of the Company's equipment, materials or facilities (collectively referred to herein as "Intellectual Property"), shall be the sole and exclusive property of the Company without further compensation to Executive. As used in this Section 11 and the following Section 12, it is understood that the Company's principal "business" is developing pharmaceutical products for commercial sale, including also medical devices and/or other drug delivery methods or technologies for administering said pharmaceutical products. For purposes of this Agreement, any Intellectual Property, based upon the Company's secret or confidential information, developed within six (6) months after the termination of Executive's employment, shall be presumed to be the property of the Company. Executive agrees to promptly notify the Company and fully disclose the nature of such Intellectual Property. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof, and Executive shall assign to the Company or its designates, the entire right, title and interest in said Intellectual Property. Further, Executive shall, at the Company's request and expense (including reasonable compensation if Executive is no longer employed under this Agreement), make necessary application for domestic or foreign patents and assist in securing, defending or enforcing any such title and right thereto.

12. NON-COMPETITION. Executive acknowledges that his services to be rendered hereunder are of a special and unusual character that have a unique value to the Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees that Executive will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than 5% of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges):

                  (a) while employed under this Agreement (i) work for (in any capacity, including without limitation director, officer or employee) any other pharmaceutical company, or otherwise work for or engage in any business which is engaged in substantially the same business as the Company, (ii) become an officer, director or employee of any corporation or a member or employee of any partnership or an owner or employee of any other business that engages in substantially the same business as the Company, (iii) recruit, or otherwise influence or attempt to induce employees of the

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                           Company to leave the employment of the Company, or
                           (iv) participate in any non-competitive businesses except for those involving limited personal time and/or energies of the Executive that have been approved in advance in writing by the Chief Executive Officer of the Company;

                  (b) for the two-year period immediately following any termination of this Agreement (and for such period thereafter, if any, as Executive continues to receive Royalties pursuant to Section 4(b) hereof), except for a termination pursuant to Section 7(e) hereof, in which case such period shall be six months, develop or assist in the development of any products or projects which, as of the date of such termination, the Company sells or which were undergoing research and development or feasibility consideration by the Company; provided that for purposes of this Section 12 (b), products or projects under "feasibility consideration" will consist of potential products or projects known and identified in writing at the time of termination but not yet in active development or specifically scheduled to enter active development at the time of termination that have either undergone active formulation efforts and/or in vivo study within three months prior to termination or do undergo active formulation efforts and/or in vivo study within the six months following such termination; and

                  (c)      in the event that, prior to the earlier to occur of
                           (x) the third anniversary of the date of this Agreement and (y) the one year anniversary of the date of submission to the Food and Drug Administration of a New Drug Application for the product Niaspan(R), this Agreement is terminated (i) by the Company for Cause, or (ii) by Executive other than pursuant to Section 7(e) hereof, engage, for a period of one year from the date of any such termination, in the development of any drug formulation or drug delivery system, or in any other activities relating to the development of any drug of any type, which drug formulation, delivery system or drug could reasonably be expected to be distributed in any geographic vicinity in which the Company has a reasonable expectation at the time of termination of this Agreement of distributing products in the foreseeable future.




         Executive has carefully read and considered the provisions of Sections 10, 11, and 12 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees, for the protection of the business of the Company, and to ensure that Executive devotes his full-time and efforts to the business of the Company. Executive acknowledges that he is qualified to engage in businesses other than those that are subject to this Section 12. It is the belief of the parties, therefore, that the best protection that can be given to the Company that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the

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         restrictions described above. In view of the substantial harm which would result from a breach by Executive of Sections 10, 11 and 12, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

13. REMEDIES. The provisions of sections 10, 11 and 12 of this Agreement shall survive the termination of this Agreement as set forth therein, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company. The restrictions set forth in Sections 10, 11 and 12 are considered to be reasonable for the purposes of protecting the business of the Company. The Company and Executive acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company if the covenants contained in Sections 10, 11 and 12 were not complied with in accordance with their terms. Accordingly, Executive agrees that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company, and that the Company shall be entitled to receive from Executive reimbursement for reasonable attorneys' fees and expenses incurred by the Company in enforcing these provisions.

14. PUBLICATIONS. The Executive shall have the right to publish articles concerning his work in the appropriate scientific/technical publications, provided that such articles (i) are not inconsistent with the Company's business objectives or the Executive's confidentiality obligations under Section 10, (ii) are reviewed in advance by Management, and (iii) acknowledge the Company's role in such work. The Executive also shall be given credit for his contributions to the Company's product development achievements in the Company's publications and presentations.

15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:

         IF TO THE EXECUTIVE: To the address set forth below his signature on the signature page hereof.

         IF TO THE COMPANY:

         Kos Pharmaceuticals, Inc.
         1001 S. Bayshore Drive
         Suite 2502
                                                        11

         Miami, FL 33131
                  Attention:           Chief Executive Officer


16.      ENTIRE AGREEMENT; MODIFICATION.

                  (a) This Agreement contains the entire agreement of the Company and Executive, and the company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments, including, without limitation, the agreements and obligations set forth in the Letter Agreement dated June 8, 1988 (the "Old Agreement") between Executive and Michael Jaharis, Jr. (on behalf of the Company), the stock option granted to Executive by letter from the Company, dated August 1, 1988 (the "Old Option"), and the 1992 Agreement. The parties hereto agree (i) that the Old Agreement and the Old option are each hereby terminated and canceled in their respective entireties, and shall be of no further force and effect, (ii) that the stock option grant provided by Appendix B of the 1992 Agreement is hereby amended and restated in the form of Appendix A hereto, (iii) that the grant and acceptance of the stock option provided by Appendix B of the 1992 Agreement is hereby reaffirmed, and (iv) that each party agrees be bound by the terms and conditions of the amended and restated stock option grant set forth in Appendix A hereto.

                  (b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

17. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive may not assign his rights and obligations under this Agreement.

18.      MISCELLANEOUS.

                  (a) This agreement shall be subject to and governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

                  (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

                  (c) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

                  (d) All written notices required in this Agreement shall be sent postage prepaid by certified or registered mail, return receipt requested.

                  (e) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

                  (f) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                 KOS PHARMACEUTICALS, INC.

                                 By: /s/ DANIEL M. BELL
                                    ----------------------------------------
                                    Daniel M. Bell
                                    President And Chief Executive Officer



                                 EXECUTIVE
                                   /s/ DAVID J. BOVA
                                 -------------------------------------------
                                 David J. Bova
                                 1201 South Ocean Drive
                                 Hollywood, Florida 33019

                                                                     Exhibit A

                            KOS PHARMACEUTICALS, INC.
                   AMENDED AND RESTATED STOCK OPTION GRANT TO
                        AND AGREEMENT WITH DAVID J. BOVA

1. PURPOSE. The purpose of this amended and restated grant and agreement (the "Grant") is to incorporate certain historical information into the terms of the grant on December 18, 1992, to David J. Bova (the "Executive") of an option to acquire shares of the common stock of KOS Pharmaceuticals, Inc., a Florida corporation (the "Company"). The purpose of the grant of the stock option continues to be, under the terms and conditions described herein, to provide, among other things, a means for this key founding officer of the Company to acquire a sizable ownership interest in the Company, thereby (i) motivating and encouraging him to continue his undivided efforts on the Company's behalf, to cooperate and work with other members of management and employees of the Company to promote and sustain the overall best interests of the Company, and to continue his employment relationship with the Company; and (ii) increasing his personal economic interest in the continued success and progress of the Company.

2. EFFECTIVE DATE. This Grant became effective (the "Effective Date") December 18, 1992, having been approved by the Board of Directors as part of an Employment Agreement between the Company and the Executive executed on that date ("1992 Employment Agreement"). The 1992 Employment Agreement has been replaced by a new employment agreement between the Company and the Executive ("1996 Employment Agreement"), to which this Grant is attached as Exhibit A. Capitalized terms used herein but not defined have the meaning ascribed to them in the 1996 Employment Agreement.

3. SECURITIES SUBJECT TO THE GRANT; RESERVATION. This Grant conveys to the Executive the option to acquire certain shares of common stock of the Company, under the terms and conditions described herein, provided that in the event that there is more than one authorized class of common stock, including one or more classes with superior voting rights to other classes, the Board of Directors may in its sole discretion stipulate the class or classes of authorized common stock to be issued upon exercise of the option, including stipulating those classes with lesser voting rights and, if more than one class is so stipulated, the extent to which the option may be exercised for each respective class; provided, however, that the stipulation of such class or classes shall not serve to diminish the total ownership interest (including the right to dividends), expressed as a percentage of aggregate common shares outstanding, to which the Executive is entitled by this Grant. The Board of Directors shall take all such action as may be necessary to assure that a sufficient number of shares of common stock shall be reserved for issuance upon exercise of the Option prior to the first exercise thereof.

4. OPTION GRANT. The option hereby granted ("Option") entitles Executive to acquire 275,000 shares of the stock of the Company, subject to the vesting provisions of Section 5 below, at an exercise price of $0.75 per share.

5. VESTING. When used herein, the term "vesting" or "vested" shall refer to that portion of the Option that, without further conditions, may be exercised in the sole discretion of the Executive or his estate subject only to the exercise provisions of Section 6 below. Upon the effective date of the 1996 Employment Agreement, 100 percent of the Option shall be vested.

6. EXERCISE PERIOD. The Option may be exercised, in whole or in part, in accordance with the procedures set forth in Section 10 hereof, subject to the following terms, conditions and limitations:

                  (a) EXERCISE DURING EMPLOYMENT. For so long as the Executive is a full-time employee of the Company, the Option or any portion thereof may be exercised at any time during the period beginning December 1, 1995 and, and ending seven years later.

                  (b) EXERCISE FOLLOWING TERMINATION. In the event the Executive's full-time employment with the Company terminates, the unexercised portion of the Option must be exercised within the following time periods or they expire:

                           (i) If, prior to the expiration of the term of the 1996 Employment Agreement pursuant to Section 2 of the 1996 Employment Agreement, termination is by the Executive for any reason other than death, disability, or a Change of Control or by the Company for Cause, the unexercised portion of the Option must be exercised within 90 days of termination;

                           (ii) In the event of any termination not covered by subsection 6(b)(i) above, the unexercised portion of the Option must be exercised before the first anniversary of such termination.

                  (c) EXERCISE UPON SALE OR MERGER. In the event of a sale or merger of the Company with an unaffiliated entity before the Company has had a "Substantial Public Offering" as defined below, the Board of Directors may, in its sole discretion, upon written notice to Executive, accelerate the exercise periods otherwise provided herein to a date immediately prior to or simultaneous with the date of such sale or merger. For purposes of this Grant, a "Substantial Public Offering" shall mean a public offering of shares of common stock of the Company on a firmly underwritten basis, pursuant to a registration statement on Forms S-1, S-2, or S-3 (or a similar form of general application prescribed by the Securities and Exchange Commission) filed under the Securities Act of 1933, as amended, in which the Company receives net proceeds of at least Twenty Five Million Dollars ($25,000,000).

7. ANTI-DILUTION ADJUSTMENT. Subsequent to the Effective Date, the Board of Directors may make appropriate adjustments in the number of shares granted hereunder to give effect to changes made in the number of outstanding shares, without diluting the percentage ownership represented by the Option, as a result of (i) a recapitalization, reclassification, stock dividend, stock split, or other relevant changes; or (ii) additional capital investments in the Company by the shareholders of the Company as of the date of execution of the 1996 Employment Agreement, if such investments are made before and are not related to investments of new equity capital in the Company by persons or entities not affiliated with such shareholders. Notwithstanding the foregoing, this Section 7 shall not result in any adjustment of either the number of shares subject to the Option or the price per share in the event of any merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or any other similar transaction on or before July 15, 1996.

8.       REPURCHASE OF STOCK ACQUIRED UPON EXERCISE.  The provisions of this
         Section 8 shall apply only if (i) the Executive is no longer a full-time employee of the Company and (ii) a registration statement pertaining to the shares to be issued upon exercise of the Option has not been filed with and declared effective by the Securities and Exchange Commission.

                  (a) COMPANY OPTION. The company shall have the right to repurchase all or any portion of the shares of common stock held by the Executive (or his personal representative or estate) acquired upon the exercise of this option. such repurchase by the Company shall be at the price and on the terms and conditions set forth in Sections 8(c) and (d) below. The Company may exercise this right by delivering written notice (a "Notice") to the Executive prior to the later to occur of (i) the date one year after the termination date of Executive's full-time employment with the Company, and (ii) the date one year after the date Executive acquired the shares which are to be repurchased.

                  (b) EXECUTIVE'S OPTION. The Executive (or his personal representative or estate) shall have the right to require the Company to repurchase all or any portion of the shares of common stock acquired upon the exercise of this option at the price and on the terms and conditions set forth in sections 8(c) and (d) below. The Executive may exercise this right by delivering Notice to the Company at any time after the six-month anniversary of his termination of full-time employment with the Company and before the later to occur of (i) the date one year after his termination of full-time employment with the Company, and (ii) the date one year after the date Executive acquired the shares which are to be repurchased.

                  (c) REPURCHASE PRICE. The price per share at which shares shall be repurchased and sold pursuant to this Section 8 shall be as follows:

                           (i)         If the termination of full-time
                                       employment was by reason of the
                                       Executive's death or disability, because of a Change of Control, or by the Company without Cause, the repurchase price per share shall be the price per share actually paid for the last equity investment from an investor not affiliated with the shareholders of the Company as of the date of Execution of the 1996 Employment Agreement (the "Last Price"), plus interest from the closing date of the transaction in which the Last Price was paid until the Notice date at an annual rate of 20%, provided that there was such a Last Price actually paid. If there was not such a Last Price actually paid, the repurchase price shall be the fair market value per share of the stock as determined in the good faith judgment of the Board of Directors, of a national firm of certified public accountants selected by the Board, or of an investment banking firm selected by the Board.

                           (ii)        If the termination of full-time
                                       employment was by the Executive other
                                       than by reason of death, disability, or a Change of Control or by the Company for Cause, the repurchase price shall be the higher of a Last Price if there was one or the exercise price plus interest at an annual rate of 6% from the vesting date of the option that was exercised to acquire the shares until the earlier of the Notice date or the date of the Company's first FDA approval to market Niaspan(R)or Nicostatin(R), or products currently planned under the names Niaspan(R)and Nicostatin(R), with the interest rate increasing to 18% from the date of such FDA approval if before the Notice date, until such Notice date.

                  (d) CLOSING. The closing of the repurchase and sale of common stock pursuant to this Section 8 shall take place at the corporate offices of the Company at a date and time agreed upon by the Company and the Executive (or his estate or personal representative) but in no event shall such closing take place more than 30 days after the Notice is delivered. At the closing, the Company shall deliver to the Executive (or his estate or personal representative) a Company check for the repurchase price, and the Executive shall deliver the stock certificates representing the shares to be sold, duly endorsed and with all requisite transfer stamps affixed thereto.


9. EXERCISE PROCEDURE. The Option may be exercised, in whole or in part, by the Executive notifying the Company in writing specifying the number of shares with respect to which he wishes to exercise the Option or portion thereof and delivering the exercise price in full, and any withholding amounts that may be required for taxes or other items, to the Company. No shares shall be delivered pursuant to the exercise of an option until payment in full of the exercise price and required withholding is received by the Company.

10. TAX LIABILITY. The granting and subsequent exercise of the Option may create a tax liability for the Executive. It is the Executive's sole responsibility, without any recourse to the Company, to determine whether such liability, if any, may exist and to settle such liabilities as they come due without recourse to the Company. Notwithstanding this lack of recourse to the Company, however, the Company is entitled to collect from the Executive any withholding taxes or other similar items that may be required of the Company because of the elections the Executive may make with respect to the Option.

11. NONTRANSFERABILITY OF OPTION. The Option may not be pledged, assigned, or otherwise actually or contingently transferred by the Executive except by will or the laws of descent and distribution, During the lifetime of the Executive, the Option may be exercised only by the Executive.

12. RESTRICTIVE LEGEND ON STOCK. Certificates representing shares of common stock issued upon the exercise of the Option bear a legend declaring, if applicable, that such shares (i) have not been registered under the Securities Act of 1933, as amended, and (ii) are subject to certain rights of repurchase.

13.      TERMINATION OF OPTION.

                  (e) Notwithstanding any other provision of this Grant, neither the Executive or his estate will be required to exercise any or all portions of the Option if he (or his estate) chooses not to do so for any reason. In those circumstances, however, where the terms specified above indicate that the option is required to be exercised at a particular time, failure to do so by the Executive (or his estate) will result in the immediate cancellation of all unexercised portions of the Option, and the Company will have no further obligations with respect to those unexercised portions of the Option.

                  (f) other than as provided in Section 14(a) above, the Option shall terminate (i) when and to the extent that they have it has been exercised, and (ii) in the case of the unexercised the unexercised portion of the Option, at the end of the applicable exercise period.

8. REPLACEMENT OF PRIOR OPTIONS. Upon the effective date of this Grant, it replaces and terminates the options granted to the Executive on August 1, 1988, and cancels all obligations of the Company pursuant to that August 1, 1988 Grant.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed effective as of the Effective Date.


                                           KOS PHARMACEUTICALS, INC.


                                            /s/ DANIEL M. BELL
                                            ----------------------------------
                                            By: DANIEL M. BELL
                                            Its: President



         I hereby reaffirm my acceptance of the Option granted on December 18, 1992, in accordance with and subject to the terms and conditions of the Amended and Restated Stock Option Grant and Agreement set forth above, and agree to be bound thereby.

Date Accepted: June 15, 1996.



                                                   /s/ DAVID J. BOVA
                                                   ----------------------------
                                                   David J. Bova